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                                                                    EXHIBIT 99.3



CHENIERE ENERGY, INC.                                   CONTACT: DAVID CASTANEDA
                                                              INVESTOR RELATIONS
                                                                  1-888-948-2036

NEWS RELEASE                                          E-mail:  chex@mdcgroup.com
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Cheniere Energy Shareholders Approve 1-for-4 Reverse Stock Split


HOUSTON - October 17, 2000 -- Cheniere Energy Inc. (NASDAQ: CHEXC) announced today that its shareholders approved a one-for-four reverse stock split at a special shareholders meeting at the Company's Houston headquarters. The move was initiated to raise the Company's shares above the $1.00 minimum level, which would ensure that Cheniere's stock would meet the requirements to continue to trade on the NASDAQ SmallCap Market.

"We believe that this initiative is in the best interest of the Company and its shareholders," asserts Cheniere's Chairman Charif Souki. "We are at a point in our development where the company's fair value could be best reflected by continuing to be listed on NASDAQ. We feel that this move was needed not only to meet NASDAQ's requirements, but to maintain our liquidity."

The most immediate effect of the reverse split will be to reduce Cheniere's issued and outstanding shares from 42,989,572 shares to approximately 10,872,393 shares. The par value of the common will not be affected. The per share net income or loss and net book value of common stock will be increased to reflect the reduced number of shares outstanding.

Shareholders holding stock in the Company as of the close of business on October 17, 2000 will be re-issued one "new share" of stock for every four "old shares" held by them on that date. The Company's stock transfer agent, US Stock Transfer, will distribute the stock. NASDAQ has confirmed that at the opening of trading on October 18, 2000, the Company's shares will trade on a post-reverse-split basis. The symbol will change to CHXCD for a period of 20 days so the trading community is aware of the reverse split. Cheniere was granted a temporary exception from NASDAQ when the Company failed to meet NASDAQ's $1.00 minimum bid price guidelines in August. The exception will expire on October 23, 2000.

In the event the Company is deemed to have met the terms of its exception, it shall continue to be listed on the NASDAQ SmallCap Market. The Company believes it can meet these conditions; however, there can be no assurance it will do so. If at some future date the Company's securities should cease to be listed on the NASDAQ SmallCap Market, the Company may continue to be listed on the OTC-bulletin board.

Cheniere Energy, Inc. is an independent oil and gas company focused in and around the Gulf of Mexico. The company generates drilling prospects internally using its regional 3D seismic database and acquires drilling rights on these prospects through lease sales and farm-ins. Additional information about Cheniere can be found by calling the company's Investor and Media Relations Department at 888-948-2036 or by writing to chex@mdcgroup.com.
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Except for the historical statements contained herein, this news release presents forward-looking statements that involve risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Certain risks and uncertainties inherent in the company's business are set forth in the company's periodic reports that are filed with and available from the Securities and Exchange Commission.

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